Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 9, 2013, with respect to the consolidated financial statements as of December 31, 2012 and 2011 and for the years then ended, included in the Current Report on Form 8-K of Regency Energy Partners LP filed on August 9, 2013. We have also issued our report dated March 1, 2013, with respect to internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2012 of Regency Energy Partners LP. Such reports are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

December 18, 2013